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                                                                       EXHIBIT 5


                                 August 22, 1999

                                                        PRIVATE AND CONFIDENTIAL
                                                        ------------------------

Stephen L. Way
Chairman & Chief Executive Officer
HCC Insurance Holdings, Inc.
13403 Northwest Freeway
Houston, TX  77040-6094

RE:      CONFIDENTIALITY AGREEMENT

Dear Stephen:

In connection with your consideration of a possible transaction with The Centris Group, Inc. ("Centris"), we will provide you, upon your request, certain financial and other information (the "Evaluation Material") concerning the business and affairs of Centris. The terms "you" or "your" in this Agreement include HCC Insurance Holdings, Inc. and all of its affiliates as that term is defined in the Federal Securities laws. The term "Evaluation Material" includes all information furnished to you in connection with a possible transaction, regardless of the source or manner in which it is furnished, whether written or oral or electronically stored or transmitted, furnished before or after the date hereof to you or your Representatives (as defined below) by Centris (which shall be deemed to include its directors, officers, employees, agents and representatives), or by other sources together with any analyses, compilations, studies, or other documents or records prepared by you or your Representatives, containing, reflecting, or resulting from such information; provided, however, Evaluation Material does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your directors, officers, employees, affiliates, agents, accountants, attorneys, financial advisors or any of their affiliates, representatives, agents or advisors, (all of the foregoing collectively referred to as "your Representatives"); or (ii) was or becomes available to you on a non-confidential basis from a source other than Centris, provided that such source is not known to you to be bound by a confidentiality agreement or other contractual, legal or fiduciary obligations of non-disclosure with Centris; or (iii) was lawfully within your possession prior to its being furnished to you by or on behalf of Centris, as evidenced by your written records, provided that the source of such information was not known to you to be bound by a confidentiality agreement or prohibited from furnishing the information to you due to a contractual, legal or fiduciary obligation with Centris in respect thereof; or (iv) is independently developed by you without any reliance on or use of the Evaluation Material.

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Stephen L. Way
August 22, 1999
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As a condition to you and your Representatives being furnished with any
Evaluation Material, you agree as follows:


        (1) You recognize and acknowledge the competitive value and confidential nature of the Evaluation Material and the damage that could result to Centris if information contained therein is disclosed to any third party. The Evaluation Material will not be used by you or your affiliates or Representatives in any way detrimental to Centris, including, without limitation, in competition with Centris.

        (2) You agree that the Evaluation Material will be used solely for the purpose of evaluating a possible transaction between Centris and you. You also agree that you and your Representatives will keep the Evaluation Material confidential and will not disclose any of the Evaluation Material now or hereafter received or obtained from Centris, or any of their representatives to any third party, without the prior written consent of Centris; provided, however, that any of the Evaluation Material may be disclosed to your Representatives who need to know the information contained in the Evaluation Material for the purpose of evaluating a possible transaction with Centris and who agree to keep such information confidential and to be bound by this Agreement to the same extent as if they were parties hereto (it being understood and agreed that your Representatives shall be informed by you of the confidential nature of the Evaluation Material and shall be directed by you to treat the Evaluation Material confidentially). In any event, you shall be fully legally responsible for any improper use of the Evaluation Material by your Representatives.

        (3) In addition, Centris will not and, without the prior written consent of Centris, or unless required by valid court order or other valid order of an adjudicatory body, neither you nor your Representatives will disclose to any person (which shall include, without limitation, any corporation, company, group, partnership or individual) (a) that the Evaluation Material has been made available to you, (b) that you have inspected any portion thereof, (c) that discussions or negotiations are taking place concerning a possible transaction with Centris or
                  (d) any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof.

        (4) In the event that the transaction contemplated by this agreement is not consummated, or upon Centris' request, all Evaluation Materials (and all copies, extracts or other reproductions in whole or in part thereof) provided to you by Centris or its representatives shall be returned to Centris (or, with Centris' written
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Stephen L. Way
August 22, 1999
Page 3

                  permission, destroyed, and, if requested by Centris, such destruction shall be certified in writing to Centris by an authorized officer supervising such destruction) and not retained by you or your Representatives in any form (electronically or otherwise) or for any reason. All documents, copies, summaries and analyses, memoranda, notes and other writings, including information in electronic form whatsoever which was prepared by you or your Representatives and which contain Evaluation Material shall be destroyed or purged, and, if requested by Centris, such destruction shall be certified in writing to Centris by an authorized officer supervising such destruction.

        (5) You agree that (except as permitted in the following paragraph) for a period of six (6) months from the date of this Agreement, neither you nor any of your affiliates or associates will, in any manner, alone or in concert with third parties (whether or not pursuant to any legally binding agreement or commitment), without the prior written approval of the Board of Directors or Executive Committee of Centris
                  (i) acquire, or offer to acquire, directly or indirectly, record or beneficial ownership of any equity securities of Centris or of any subsidiary of Centris; (ii) acquire or offer to acquire, directly or indirectly, any options or other rights to acquire any equity securities of Centris or of any subsidiary of Centris (whether or not exercisable only after the passage of time or the occurrence of any event); (iii) acquire or offer to acquire, directly or indirectly, any assets of Centris; (iv) offer to enter into any acquisition or other business combination transaction relating to Centris or to any subsidiary of Centris; (v) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" or "written authorization or consent" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of any voting securities of Centris; (vi) otherwise act alone or in concert with third parties, to seek to control or influence the management, the Board of Directors or the policies of Centris; (vii) directly or indirectly participate in or encourage the formation of any "group" (within the meaning of Section 13 (d) (3) of the Securities Exchange Act of 1934) which owns or seeks or offers to acquire record or beneficial ownership of equity securities of Centris (including rights to acquire such equity securities) or which seeks or offers to affect control of Centris or otherwise seeks or proposes to do any of the acts specified in (i) through (vi) above; (viii) propose, or publicly announce or otherwise disclose any request for permission or consent in respect of, any of the foregoing; or
                  (ix) advise, assist or encourage any third parties in connection with any of the foregoing. You also agree during such period not to (a) request Centris (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this
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Stephen L. Way
August 22, 1999
Page 4

                  sentence) or (b) take any action which would require Centris to make a public announcement regarding the possibility of a business combination or merger without the prior written approval as noted above.

                  Notwithstanding the generality of the foregoing, this Agreement shall not prohibit: (i) the purchase by you, or of any investment fund managed by you or any of your affiliates, of equity securities of Centris; provided that no such purchase shall result in the beneficial ownership by you, taken in the aggregate with any such investment funds, of five percent (5%) or more of the outstanding shares of any class of equity securities of Centris; (ii) an offer by you to acquire all of the outstanding shares of Centris common stock at a purchase price of $14.00 per share or greater; or (iii) in the event the Board of Directors of Centris shall approve an "Acquisition Transaction" with another party, an offer by you to acquire all of the outstanding stock of Centris, or the purchase of shares of common stock pursuant to your offer. As used herein, an "Acquisition Transaction" means any transaction in which all or substantially all of the assets of Centris, or a majority of the common stock of Centris will be acquired by any person, or a merger in which the shares of common stock of Centris outstanding immediately prior to such transaction, or of any other person issued in exchange for such Centris shares, will represent either (a) less than a majority of the outstanding shares of the surviving corporation in such merger; or (b) (if the surviving corporation is a wholly owned subsidiary of another corporation) less than a majority of the outstanding shares of such parent corporation, immediately upon completion of such merger. In the event that, while this Section 5 remains in effect, Centris determines not to oppose any publicly disclosed offer by a third party for an Acquisition Transaction, Centris will afford you an opportunity, not less than five (5) business days, to submit a competing offer and to make public disclosure concerning the same. This Section 5 shall terminate and be of no further effect in the event Centris' stockholders' equity shall be reduced by 5% or more from the amount thereof as of June 30, 1999, without giving effect to: (i) any reduction of up to $3.8 million resulting from the repurchase of common stock of Centris, and (ii) any unrealized loss on investments resulting from a general change in interest rates or other general changes in market conditions.

        (6) Neither you nor your Representatives will initiate any communications with any employee of Centris concerning the Evaluation Material without the prior consent of the Chairman of Centris or his appointed representative.
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Stephen L. Way
August 22, 1999
Page 5

        (7) Neither you nor your Representatives will initiate discussions with respect to the prospective employment of Centris' employees with you or any of your Representatives for a period of twelve (12) months after the date of signing this Agreement without the prior written consent of Centris.

        (8) Neither Centris nor its agents make any representations or warranties as to the accuracy or completeness of the Evaluation Material. Centris and its agents expect that you will conduct your own independent investigation and analysis. You agree that neither Centris nor any of its officers, directors, employees, agents or representatives shall have any liability to you or your Representatives resulting from the use of the Evaluation Material supplied by Centris or any of its representatives under this Agreement.

        (9) No delay or failure in exercising any right, power or privilege hereunder shall be construed to be a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

        (10) Notwithstanding anything to the contrary set forth herein, in the event that you or any of your Representatives are requested or become legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Evaluation Material or take any other action prohibited hereby, you will provide Centris with prompt written notice so that Centris may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that Centris waives compliance with the provisions of this Agreement, you will use commercially reasonable efforts to furnish only that portion of the Evaluation Material or take only such action which is legally required and to obtain reliable assurances that confidential treatment will be accorded any Evaluation Material so furnished.

        (11) It is understood that Centris may institute appropriate proceedings against you to enforce its rights hereunder. Because the harm which may be done to Centris by the disclosure of the Evaluation Material, you acknowledge and agree that money damages would not be a sufficient remedy for any violation of the terms of this Agreement. Accordingly, you agree that Centris shall be entitled to specific performance and injunctive relief as remedies for any violation by you of your obligations hereunder. These remedies shall not be deemed to be the exclusive

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Stephen L. Way
August 22, 1999
Page 6

                  remedies for a violation of the terms of this Agreement but shall be in addition to all other remedies available to Centris at law or equity.

        (12) You understand and agree that no contract or Agreement providing for a transaction between you and Centris shall be deemed to exist unless and until a definitive transaction agreement (a "Transaction Agreement") has been executed and delivered by the parties to this Agreement, and you hereby waive, in advance, any claim (including, without limitation, breach of contract) in connection with a possible transaction unless and until both parties hereto shall have entered into a Transaction Agreement. You also agree that unless and until a Transaction Agreement between us has been executed and delivered, Centris has no legal obligation of any kind whatsoever with respect to any such transaction by virtue of this Agreement or any other written or oral expression with respect to such transaction except, in the case of this Agreement or any other written agreement, for the matters specifically agreed to herein or therein.

        (13) This Agreement is made pursuant to and to be construed under and conclusively deemed for all purposes to be governed by the laws of the State of California (without giving effect to the principles of conflict of laws) and any judicial proceeding arising out of this Agreement or any matter related thereto shall be brought in the Superior Court of the County of Orange of the State of California, or in the United States District Court for the Central District of California. By execution and delivery of this Agreement, each party accepts the jurisdiction of such courts as noted above, and agrees to be bound by any judgment rendered therein in connection with this Agreement. The prevailing party of any litigation arising out of this Agreement shall be entitled to receive from the losing party all costs and expenses, including the reasonable counsel fees incurred by the prevailing party.

        (14) This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

        (15) Your confidentiality obligations with respect to the Evaluation Material shall survive the date of this Agreement for a period of two (2) years.


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Stephen L. Way
August 22, 1999
Page 7


If the terms hereof are acceptable, please sign and return to Centris one copy of this Agreement to evidence your acceptance of and agreement to the foregoing, whereupon this Agreement will become a binding agreement.

Very truly yours,

THE CENTRIS GROUP, INC.


By: /s/ DAVID L. CARGILE
    -----------------------------------------------
                    David L. Cargile
    Chairman, President and Chief Executive Officer


Agreed and consented to this 22nd day of August, 1999:

HCC INSURANCE HOLDINGS, INC.


By: /s/ STEPHEN L. WAY
    -----------------------------------------------
                     Stephen L. Way
         Chairman and Chief Executive Officer

DLC/mks